Exhibit 10.2

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

WORK ORDER

This WORK ORDER is made the date the last party signs below between:

(1)	GALECTIN THERAPEUTICS INC. whose registered office is at Suite 240, 4960 Peachtree Industrial Boulevard, Norcross, Georgia 30071 (the Sponsor); and.

(2)	COVANCE CLINICAL RESEARCH UNIT INC., whose registered office is at 3402 Kinsman Boulevard, Madison, WI 53704 (Covance),

(each a Party and collectively the Parties).

RECITALS

(A)	WHEREAS Sponsor and Covance Inc. (the Company) are parties to a Master Services Agreement effective as of March 12, 2010 (the MSA).

(B)	WHEREAS Covance is a party to the MSA by virtue of Exhibit A-4 to the Agreement.

(C)

WHEREAS subject to the terms and conditions of the MSA and the additional terms and conditions set forth in the relevant Exhibit A, the Sponsor and Covance hereby agree to execute a Work Order relating to the Services for Sponsor’s Protocol entitled, “A Single-dose, Open-label, Pharmacokinetic Study of GR-MD-02 in Subjects with Normal Hepatic Function and Subjects with Varying Degrees of Hepatic Impairment.”

NOW THEREFORE the Parties agree as follows:

1.	Definitions and Interpretation

1.1	Each word and term used in this Work Order, but not defined, has the meaning specified in the Agreement unless a clear contrary interpretation otherwise applies.

1.2

In the event of conflict between the terms and conditions of this Work Order and those of the Agreement, the terms of the Agreement shall prevail except to the extent that this Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter.

2.	Term and Termination

The term of this Work Order shall commence as of the date of the last signature below and shall continue until completion of the Services or earlier termination of the Agreement in accordance with the termination provisions set out in the Agreement (the Term).

3.	Services

Covance agrees to perform the following Services for the Sponsor as set forth in the attached description of Services at Annex 1, which shall also detail the Study/Services Specific Assumptions that apply to the Services.

4.	Budget

4.1	The Budget for the Services is set out in the detailed Budget in this Work Order attached at Annex 2.

4.2

In consideration for its performance of the Services under this Work Order, the Sponsor shall pay Covance in accordance with the payment schedule or payment terms set out in this Work Order attached as Annex 3.

4.3	Invoices are due within thirty (30) days of receipt by the Sponsor.

5.	Payment and Invoice Details

All invoices to the Sponsor should be sent to the following address:

Galectin Therapeutics Inc.

4960 Peachtree Industrial Boulevard, Suite 240

Norcross, GA 30071

All payments to Covance should be sent to the following address:

If by check:

Covance Clinical Research Unit Inc.

PO Box 2454

Burlington, NC 27216

If by wire:

[*]

6.	Change Control

In the event that any of the Assumptions used to calculate the Budget or in the provision the Services change, in accordance with Section 10 of the MSA, the Parties shall negotiate an amendment to this Work Order if appropriate. No amendment to this Work Order shall be binding unless agreed in writing.

7.	Insurance

Sponsor hereby represents that insurance referred to in Paragraph 8 of Exhibit A-4 (CRU) of the Agreement is applicable to and valid for the duration of this Study.

8.	Entire Agreement

This Work Order and the terms of the Agreement represent the entire and integrated agreement between the Sponsor and Covance and supersede all prior negotiations, representations or agreements, either written or oral, regarding the Services.

9.	Choice of Law and Jurisdiction

Any contractual dispute or claim arising between the Parties to this Work Order arising out of or in connection with the Agreement or the Services defined herein shall be construed, governed, interpreted, and applied in accordance with the provisions of Section 33.11 of the Agreement.

Galectin Therapeutics Inc.		Covance Clinical Research Unit Inc.

Signature	/s/ Harold Shlevin	Signature	/s/ Catherine Prescott

Name:	Harold Shlevin	Name:	Catherine Prescott

Title:	CEO	Title:	Senior Manager, Contract Management

Date:	March 12, 2020	Date:	March 12, 2020

ANNEX 1 – DESCRIPTION OF SERVICES

Division of Responsibilities

Activity	Responsibility
Project Management	Covance	Galectin

Study project management	✓
Maintain Galectin trial master file (TMF) Covance will only be responsible for filing documents associated with the services for which Covance is contracted	✓
Coordinate project team meetings	✓
Covance template status reporting	✓
Coordinator support to audits (internal and Galectin)	✓
Project financial oversight	✓
Development of site survey	✓
Outreach management for confidential disclosure agreements (CDAs) and surveys	✓
Provide recommendations for site selection	✓
Compilation and review of investigator list	✓
Conduct pre-study surveys of sites	✓
Review site specific informed consent form (ICF)	✓
Negotiate central IRB	✓
Negotiate site contract/budget	✓
Collect regulatory documents and review	✓
Administer investigator payments	✓
Site management/maintenance	✓
Clinical trial management system (CTMS) setup (for site payments)	✓
CTMS maintenance and status reporting (for site payments)	✓

Regulatory	Covance	Galectin

Investigational new drug (IND) application submission		✓
Investigators’ brochure (IB) preparation		✓

Biometrics and Medical Writing	Covance	Galectin

Prepare clinical study protocol	✓
Publishing of clinical study protocol	✓
Design electronic case report form (eCRF)	✓
Perform data coding	✓
Perform data review, quality control (QC), validation and query management, including reconciliation of any external vendor data received	✓
Conduct database lock	✓

Prepare statistical analysis plan (SAP)	✓
Study data tabulation model (SDTM) datasets and associated documentation (eCRF, Define.xml and reviewers guide)	✓
Analysis dataset model (ADaM) datasets and associated documentation (Define.xml and reviewers guide)	✓
Perform statistical analysis of safety data for clinical study report (CSR)	✓
Perform pharmacokinetic (PK) parameter calculations	✓
Perform statistical analysis of PK data for CSR	✓
Perform statistical analysis of pharmacodynamics (PD)/efficacy data for CSR	NA
Provide tables, figures, and listings (TFLs)	✓
Preparation of integrated CSR	✓
Publishing of CSR	✓

Independent Clinical Monitoring	Covance	Galectin

Conduct phone pre-study visit(s)	✓
Conduct site initiation visit(s)	✓
Conduct routine monitoring visits(s)	✓
Conduct close out visit(s)	✓

Medical Monitoring	Covance	Galectin

Prepare medical responsibility plan	✓
Independent medical monitoring	✓

Drug Device Safety Solutions and Adjudication	Covance	Galectin

Prepare safety management plan (SMP)	✓
Receipt, review and distribution of serious adverse event (SAE) reports	✓
Notify sites of suspected unexpected serious adverse reactions (SUSARs)	✓

Project Scientist	Covance	Galectin

Scientific review of protocol, SAP, TFL shells, TFLs and CSR	✓

Bioanalytical	Covance	Galectin

Method development	✓
Method validation	✓
Sample analysis	✓

Project Management Assumptions

Project Management

Plans, Timeline, Budget, General Team Oversight Management

•

General project management, day-to-day communication with Galectin and internal communication, project management reports, management of patient recruitment, corrective action steps, metrics management, budget management, and timeline management.

Manage Project-related Staff Training

•

Time and costs have been included for initial and ongoing project-related training of the Covance study team. This includes but is not limited to: training for team members that join post initial study start and ongoing training as necessary for all team members individually or as a group.

•	Covance will assemble an appropriately experienced project team to manage and deliver the study for Galectin. Resources will be available throughout the study to ensure deliverables are met.

•

Covance is responsible for the management of all of the study meeting logistics and will provide teleconference numbers and minutes through the use of a project log. Covance and Galectin will agree on the timeline in which the project log will be distributed to the team post the meeting.

Investigator Site Master File and Galectin Trial Master File

•	Covance assumes each external site will maintain their own investigator site master file (SMF) for the duration of the clinical conduct of the study.

•	Covance, through delegation of responsibility, will also maintain the TMF on behalf of Galectin.

•	Covance will leverage Veeva Vault as its electronic TMF (eTMF) clinical collaboration platform for managing the final clinical study documents.

•

Covance will set up the eTMF in accordance with Covance file structures and maintain them for the duration of the clinical conduct and reporting phases of the study. The eTMF will include all essential documents as described in the Guidance for Industry International Council on Harmonization (ICH) GCP Consolidated Guidance.

•	If Galectin requires Covance to utilize their eTMF system, additional costs may be incurred.

Biometrics and Medical Writing Budget Assumptions

General

•	Covance will follow Covance SOPs and utilize Covance standard templates and style guides unless specifically stated

•

Covance assumes that for all deliverables with review cycles, Galectin will provide all comments in a single consolidated document and that any differences in opinion among Galectin reviewers will have been resolved prior to sending the document to Covance. Covance can consolidate comments and conduct a consensus development meeting, if necessary, but this will also result in additional costs.

Data Management

Database Build

•

Covance will utilize the Covance library to initially design the data entry screens based upon review of the protocol. If Galectin has any standards or templates for the database screens, these templates need to be received before the database development begins. Any modules not available in the library will be designed based on the information in the protocol and Galectin provided standards. The screens will be reviewed and approved internally by Covance. One Galectin review cycle is planned which would include a screen review meeting.

•	The database build will not contain any data integrations into Rave. All external study data will be held outside the database in Statistical Analysis Software (SAS®).

•

The edit check specifications will use the Covance edit check specifications template. One Galectin review cycle is planned. The edit check specifications must be finalized prior to programming of the edit checks into the database.

•

Covance will perform all testing and validation required for releasing the database into production; internal reviews by our data management, quality review, and clinical staff will be performed where appropriate. Galectin involvement in the testing of the database is not currently planned per Galectin requirements.

•	The eCRF completion guidelines will be prepared and reviewed by the data management and clinical staff. One review by Galectin is planned.

General

•	Data collected to determine subject eligibility will not be entered in the database but will be recorded and held in source documents.

Data Management Activities

•	Data review guidelines will be created, reviewed, and approved by Covance’s data management team; one Galectin review cycle is planned.

•	Galectin will review and sign the DMP; one review cycle is planned.

•	All query management and data review will be performed by Covance.

•	All ancillary data will need to be received electronically from Covance and/or Galectin’s vendors.

•	All medical term coding will be performed by Covance. Galectin will be provided one review cycle.

•	Galectin will approve database lock.

Statistical Analysis Software Programming

Study Data Tabulation Model and Analysis Dataset Model Datasets

•	Covance will follow CDISC requirements for dataset production.

•	Covance will utilize the Covance SDTM library to design the SDTM datasets.

•	ADaM datasets will be produced based on the required outputs from the SAP and TFL shells.

•	SDTM and ADaM datasets will be reviewed, approved, and finalized by Covance; no Galectin review will be conducted.

•	The SDTMs and ADaM datasets along with the Define.xml and reviewers’ guide will be provided to Galectin after finalization of the CSR.

•	Versions of SDTM to be used, as well as coding, will be included in the DMP. ADaM versions will be included in the SAP.

Tables, Figures and Listings

•	TFLs will be produced based on the SAP and TFL shells.

•	TFLs will be provided in a separate file(s) to Galectin for review at the same time as the provision of the first draft CSR for review.

Biostatistics

Sample Size Calculation

•	Covance assumes that the study will not require sample size calculations to be performed.

Statistical Analysis Plan and Tables, Figures and Listings Shells

•

A SAP and TFL shells will be produced before, or soon after, the end of the clinical phase. Covance’s SAP and TFL shell template will be utilized unless the use of a Galectin template is defined early in the process. Galectin will have two review cycles (four days and two days) for the SAP and TFL shells.

•	Galectin will approve the SAP and TFL shells. The SAP must be finalized before SAS Programming can begin.

•

Estimated TFLs are included in the ‘Study Specific Details’ section of the proposal. After development of the final SAP the counts will be re-evaluated and the price may be adjusted to reflect the actual number.

Pharmacokinetic Analysis

•	NCA PK analysis using validated Phoenix WinNonlin.

•	Galectin may review the PK analysis results (Phoenix project) before finalization, but this may have an impact on the study timeline.

•	One PK analysis will be performed on final data. Any additional PK analyses will incur additional costs.

•	Covance will follow the SAP for PK analysis.

•	Additional PK parameters not listed in the SAP or the study protocol can be calculated but may incur additional costs.

General

•	Compartmental analysis and PK modelling are outside the scope.

Medical Writing

General

•

Prior to the delivery of the first draft documents, they will undergo Covance internal review by subject matter experts, including but not limited to; clinical operations, medical, pharmacokinetics, and statistics.

•

During Galectin document review cycles, the medical writer will address all Galectin comments and, if requested, will provide documentation as to how the comments were addressed. Galectin is responsible for returning the comments in a timely manner. Comments received late, will result in a change in the timelines which may result in additional costs.

•	Changes to text that has been previously reviewed and approved by Galectin will result in a change in the timelines which may result in additional costs.

•	Changes to CSR sections and in-text table formats previously reviewed and approved will result in a change in the timelines which may result in additional costs.

•	Covance will provide an electronic copy of the final documents to Galectin as PDF files. The documents will be electronically published as submission-ready documents.

•

Covance will perform a QC review of the final draft documents. QC review of the first draft documents can also be performed at additional cost, if requested by Galectin and their content is considered unlikely to undergo major changes. The extent and timing of the QC will be agreed with Galectin prior to initiation of writing. The QC checks will be performed using Covance QC checklists. Galectin may specify their own QC checklists or modify the Covance checklists if desired.

Protocol

•

The protocol can be prepared using either Covance or Galectin templates or style guides. If the Galectin template is used, it is assumed that any standard template text will have been reviewed and approved by Galectin and will not be changed.

•	Covance will develop the protocol synopsis with input from Galectin and the Covance project team. Once this synopsis is approved, a full protocol will be developed.

•	Any information provided by Galectin for inclusion in the protocol will assumed to have been reviewed, verified and approved by Galectin prior to sending to Covance.

•	Covance assumes that Galectin will require two rounds of review of the protocol prior to finalization. Additional rounds of review will result in additional costs.

•	Amendments to the protocol will be prepared as necessary at a specified cost.

Clinical Study Report

•

One complete ICH E3 compliant, integrated CSR will be prepared. The report can be prepared using either Covance’s ICH E3 compliant CSR template and the Covance style guide or the Galectin template and style guide. Covance assumes that if the Galectin template is used, it will be similar to an ICH E3 standard report template; if the template is not similar, costs will be re-evaluated.

•	The report preparation estimates do not include costs for preparing an interim analysis report or for preparing a separate statistical report.

•

Time has been included for one discussion with Galectin to cover the CSR preparation process (including provision of statistical input), report requirements (e.g., format and style), and projected timelines; additional meetings will be subject to a change order and charged at Covance’s standard hourly rates.

•	Time has also been included for one discussion with Galectin to cover the background science, clinical concerns, operational issues, and regulatory strategy relevant to the CSR.

•

As Covance is creating the SAP and protocol, they will be available electronically as Microsoft Word documents for use in CSR development. The blank eCRF will be developed from the EDC system and will be available in an electronic format suitable for use in the CSR development. Should any documents be needed from Galectin, Covance assumes they will be provided in a suitable format to allow usage for CSR development.

General

•	Covance assumes that the statistical methodology section of the CSR can be prepared by minimal modification of the SAP.

•

Covance medical writing staff will prepare the CSR in partnership with the Covance or Galectin biostatistician. Medical writing staff will prepare all sections of the CSR. Medical writing staff will prepare a draft of the statistical methodology section based on the SAP, but the final responsibility for these sections will remain with the biostatistician. The biostatistician will also provide the statistical documentation appendix.

Draft Clinical Study Report Preparation

•

Covance will prepare the draft CSR once final Covance-generated TFLs are available. If there are any TFLs or data related items that will be provided by Galectin for the CSR, Covance assumes that Galectin will accept responsibility for the quality of those items and for any re-work needed because of errors.

•

No more than 10 in-text tables will be prepared for the CSR; additional in-text tables will be subject to a change order. Data in the in-text tables of the report will be reported as presented in the final TFLs; no manual derivation or calculation of data will be performed by the medical writer.

•	There will be one review cycle (i.e., Galectin will review the draft CSR only once before receiving the final CSR).

•	Galectin will receive an electronic copy of the draft CSR, comprising CSR body text, TFLs and informational appendices.

Final Clinical Study Report Preparation

•	There will be one review cycle (i.e., Galectin will review the final report only one time).

Clinical Study Report Appendices

•	Covance medical writing staff will compile the appendix materials and review for completeness (i.e., all required pages are included) and copy quality (e.g., adequate margins, no black lines, etc.).

•	If Covance has not conducted the study or the analyses, Galectin will need to provide the source materials for the informational appendices.

Narratives

•	Subject narratives will be prepared for subjects with SAE(s), discontinuations due to AE(s), and AEs of special interest.

•

The CSR preparation estimate includes costs for preparing the narratives, based on estimated numbers. This cost is based on the assumption that narratives for SAEs are prepared using the final TFLs and either CIOMS forms, or MedWatch forms. If other sources of documentation are to be used (e.g., hospital discharge letters), costs will be re-evaluated. Should the number of narratives exceed the estimated numbers, preparation of the additional narratives will be charged through the change order process once the final number of narratives to be prepared is known.

Publishing

•

Galectin will receive a bookmarked and hyperlinked eCSR. The eCSR will be provided in eCTD granular format. The text of the CSR (synopsis and body) will also be supplied electronically as a Microsoft Word file.

•	A 100 percent QC review of all bookmarks and hyperlinks will be performed on the final eCSR. All QC issues and comments will be addressed, and changes implemented before submitting the final CSR.

Independent Clinical Monitoring Budget Assumptions

Administrative Setup/Site Management

•	Protocol/CRF review

•	Monitoring plan

•	Teleconferences

Site Visits

Phone Pre-Study Visit

Review the following items with the principal investigator (PI) and site staff, as applicable

•	Protocol overview, enrollment target, and study timeline.

•	Recruitment strategy and availability of subject population.

•	Qualifications, experience, and interest of site staff and resource availability.

•	The PI’s/site’s regulatory audit experience, if any, and the outcome of the audit(s).

•	Process and documentation requirements for informed consent.

•	Source document and study record requirements.

•	Monitoring visit schedule and site staff availability.

•	Turnaround time for data entry and data query resolution.

•	Local/site-specific requirements.

•	EDC requirements, including vendor-specific experience, internet connectivity, and computer availability, if applicable.

Confirm the following items, as applicable

•	Adequate staff to conduct the study.

•	Adequate facilities.

•	Adequate storage area and conditions for IMP/other study supplies.

•	Request/collect any required site documentation.

Site Initiation Visit

•	Review procedures and conduct expectations of the study protocol.

•	Review documentation of study procedures (source document worksheets and CRF completion).

•	Review of IMP administration/handling, etc.

•	Inventory of the IMP (if available at the site) and all related materials.

•	Review procedures for reporting of AEs/SAEs.

•	Review of PI responsibilities and delegation of responsibilities.

•	Discussion of monitoring schedule and expectations.

•

Ensure site maintenance of regulatory documents (e.g., study protocol and IB, IRB approval letter(s) for the study and ICF, 1572, current CVs for all listed on the 1572, current medical licenses, financial disclosure, laboratory documents, and audit requirements).

Routine Monitoring Visit

•	Confirm informed consent for all subjects screened.

•	Verify all enrolled subjects’ eligibility (inclusion/exclusion).

•	Verify 100 percent source documents to CRFs.

•	Verify 100 percent AE reports.

•	Verify completion of CRF monitor clarification/corrections and completion of data alerts (queries).

•	Review SAE reporting and follow-up activities.

•	Review study file for current regulatory/IRB documents.

•	Confirm site adherence to the protocol.

•	Verify IMP inventory and storage/drug accountability.

Close-Out Visit

•	Ensure site and regulatory documentation are complete and accessible for future audits.

•	Ensure that the investigator is aware of his/her responsibilities.

•	Ensure that any remaining clinical trial material is shipped to the appropriate vendor or destroyed onsite, as directed by Galectin.

•	The close-out visit will be scheduled based upon database lock to ensure that all outstanding queries have been resolved.

General

•	Each visit will include time for preparation, travel, on-site activities, and report generation.

•	Covance will provide a trip report to Galectin within 15 business days of the visit using the Covance standard trip report format.

•	Travel expenses will be forwarded to Galectin, at cost, as pass-through costs.

•	Covance monitoring SOPs and templates will be utilized.

•

Covance uses standard trip report templates which are part of our CTMS. Our CTMS allows our monitors to start writing their trip reports on a laptop during the visit or while traveling. Covance strives for a 10-day turnaround time from date of visit to date of final approval and availability to Galectin. CTMS has electronic signature functionality so there is no need for paper copies to be generated for wet ink signature. The CTMS trip report module is Food and Drug Administration (FDA) Title 21 Code of Federal Regulations (CFR) Part 11 compliant. Should Galectin wish to use your own trip reports, there is a cost to do so.

Clinical Pharmacology Safety Support Budget Assumptions

Prepare the Safety Management Plan

•	Covance clinical pharmacology medical/scientific will generate a study specific safety plan (SP) describing agreed procedures and timelines.

•	It is assumed that the final SP will be signed off by Galectin prior to the beginning of the AE reporting period.

Safety Database

•	Not applicable. Covance services do not include a US FDA Title 21 CFR Part 11 compliant safety database.

Receive, Review and Distribute SAE Reports

•	For the purposes of this costing, Covance clinical pharmacology medical/scientific has assumed one SAE is expected.

•	Covance clinical pharmacology medical/scientific assumes there will be three reports per SAE – one initial and two follow-ups. Additional follow-ups will require a change order.

•

Upon receipt by Covance clinical pharmacology medical/scientific, Covance clinical pharmacology medical/scientific will review the SAE report for legibility, completeness, accuracy and consistency, identify queries as necessary, and write the SAE narrative.

•

The Covance clinical pharmacology medical/scientific physician will perform a medical review of the SAE information for sense, expectedness and causality, and provide comments and more queries if any, to Covance clinical pharmacology medical/scientific.

•

Covance clinical pharmacology medical/scientific will incorporate changes, if any, collate queries, and forward the SAE report and identified queries to Galectin within agreed timeframes detailed within the SP.

•

Galectin will be responsible for forwarding queries arising after their medical review to Covance clinical pharmacology medical/scientific within one business day including confirmation of the event assessment; Covance assumes to receive queries from only one Galectin source (contact person) versus multiple sources.

•	Covance clinical pharmacology medical/scientific will follow up queries with sites and/or CRAs.

•	Covance clinical pharmacology medical/scientific will manage applicable pregnancy and AEs of special interest reports and process and invoice these consistent with the SAE reports.

Transfer Safety Database

•	Not applicable. Covance services do not include a safety database

Notify Sites of Suspected Unexpected Serious Adverse Reactions

•	For the purposes of this costing, Covance has assumed one SUSAR is expected.

•	In the event a SUSAR surfaces and requires distribution, the following will apply:

•	Covance clinical pharmacology medical/scientific will notify the site(s) of SUSARs.

•

Where Galectin is providing SUSARs for cross reporting purposes, if Galectin provides SUSARs to Covance clinical pharmacology medical/scientific outside the timelines agreed upon within the SP, Covance cannot guarantee SUSAR delivery within applicable regulatory timelines.

Notify Regulatory Authorities and Institutional Review Boards of SUSARs

•	For the purposes of this costing, Covance has assumed one SUSAR is expected.

•	In the event a SUSAR surfaces and requires distribution, the following will apply

•	Regulatory authorities—Covance assumes Galectin will notify the FDA of all applicable SUSARs.

•	Central IRB—Covance will notify the central IRB of all SUSARs, where applicable.

•	Local IRBs—local IRBs will receive safety reports via the investigators.

Prepare and Submit Periodic Safety Reports

•	Not Applicable. Covance services do not include a safety database.

Additional Information

•	Assumptions not explicitly stated are not to be implied as a Covance clinical pharmacology medical/scientific responsibility.

Medical Monitoring Budget Assumptions

Start-Up

•	Protocol preparation/review

•	IB review

•	Preparation/review of the medical responsibility plan

•	Preparation/review of the safety plan (if needed)

•	Attendance and participation/presentation at the KOM

•	Attendance (by phone unless travel is included) and participation/presentation at the SIVs

Subject Eligibility (Screening and Enrollment)

•	Answering any inclusion/exclusion clarifications/queries

•	Review subject eligibility during screening and prior to check-in (review limited to key inclusion/exclusion criteria such as medical history, con meds and laboratories)

•	Approval of subject eligibility prior to dosing

Teleconferences

•	Attendance of internal and Galectin teleconferences by the medical monitor and/or medical/scientific associate

•	Follow-up required to complete any “action items” assigned during teleconference

Ongoing Study Monitoring

•	Answering any IRB queries

•	Answering any site/project manager (PM)/clinical research associate (CRA) queries

•	Reviewing any protocol deviations with a potential impact on safety/data integrity

•	Reviewing safety/PK data

•	Documentation of significant medical decisions

•	Inclusion of important medical monitoring-related documents in the TMF

Medical Coverage

•	Medically qualified team member familiar with the protocol is available for emergency questions/support from the sites after normal business hours, on weekends and on holidays

Close-out

•	Answering data queries

•	Review of AE coding and TFLs

•	Medical and Scientific review of CSR

•	Preparation of patient narratives for AEs/subjects of interest

Additional Information

•	Assumptions not explicitly stated are not to be implied as a Covance clinical pharmacology medical/scientific responsibility

Project Scientist

Start-Up

•	Protocol preparation/review

•	IB review

•	Preparation/review of the unblinding plans, if applicable

•	Participate in completion of risk assessment registry

•	Attendance and participation/presentation at the kick-off meeting (KOM)

•	Attendance (by phone unless travel is included) and participation/presentation at the SIVs

•	Prepare ICF risk language and/or core ICF, as applicable

Teleconferences

•	Attendance of all internal and Galectin teleconferences, if necessary

Scientific Review

•	SAP review and comment

•	TFL shells review and comment

•	TFLs review and comment

•	CSR review and comment

Additional Information

•	Assumptions not explicitly stated are not to be implied as a Covance clinical pharmacology medical/scientific responsibility

Drug Device Safety Solutions and Adjudication Budget Assumptions

Prepare the Safety Management Plan

•	Following agreement with Galectin requirements, generate one project specific SMP describing agreed procedures and timelines.

•	Covance assumes two review cycles with Galectin providing only one set of consolidated comments. The final SMP will be provided to Galectin for signature.

•	It is assumed that the final SMP will be signed off by Galectin prior to the beginning of the AE reporting period.

•

Covance assumes no other parties are involved with the SAE process. If Galectin specifies the Galectin SMP template is to be used, additional time will be included for familiarization with the Galectin template. If Covance does not author the SMP, additional time will be put forward to create a Galectin specific work instruction outlining additional process details specific to Covance’s needs.

Prepare the Safety Management Plan

•	Hours provided assume no annual review of the SMP.

Safety Database

•	Covance will set up one SAE database using Argus Safety WebTM upon receipt of the first SAE. Setup may take up to six weeks, and manual processing will be performed until the database is available.

•

Covance assumes Galectin has a current MedDRA license with Northrop Grumman/MSSO and/or current WHODRUG license with the Uppsala Monitoring Center (UMC). Covance is prohibited from sharing dictionary terminology or data with any non-subscribing company.

Receive, Review, and Distribute Serious Adverse Event Reports

•	For the purposes of this costing, Covance has assumed one SAE is expected.

•	Covance assumes there will be three reports per SAE – one initial and two follow up reports.

•	Upon receipt by Covance DDSSA, Covance DDSSA will review the SAE report for legibility, completeness, accuracy, and consistency; identify queries as necessary; and write the SAE narrative.

•	The Covance drug safety physician will perform a medical review of the SAE information for sense, expectedness, and causality; and provide comments and more queries (if any) to Covance DDSSA.

•	Covance DDSSA will incorporate changes, if any, collate queries, and forward the SAE report, identified queries, and any Argus outputs to Galectin within agreed timeframes detailed within the SMP.

•

Galectin will be responsible for forwarding queries arising after their medical review to Covance DDSSA within one business day including confirmation of the event assessment; Covance assumes to receive queries from only one Galectin source (contact person) versus multiple sources.

•	Covance DDSSA will follow up queries with sites and/or CRAs.

•	Covance DDSSA assumes that all translations of SAE or source documents requested by Galectin or required by local regulations will be handled as an out of pocket expense.

•

For invoicing purposes, the number of SAEs (or event terms) are counted versus the number of SAE ‘cases’/manufacturer numbers, since each ‘case’/number could have more than one SAE term and subsequent information.

•	Covance DDSSA will manage applicable pregnancy reports and process and invoice these consistent with the SAE reports

Transfer Safety Database

•	Covance assumes standard database transfer in E2B format, if applicable.

Notify Sites of Suspected Unexpected Serious Adverse Reactions

•	For the purposes of this costing, Covance has assumed one SUSAR is expected.

•	In the event a SUSAR surfaces and requires distribution, the following will apply

•	Covance will notify the site(s) of SUSARs.

•	Covance assumes our responsibilities to distribute SUSARs to sites begin when the respective site has been activated by the monitor.

•	Covance assumes that SUSAR reports to sites will be made electronically.

•	Where Covance holds the safety database, Covance DDSSA will provide the necessary outputs (CIOMS, etc.).

•

Where Galectin holds the database, if Galectin provides SUSARs to Covance outside the timelines agreed upon within the SMP, Covance cannot guarantee SUSAR delivery within applicable regulatory timelines. If Galectin is providing 7 day and 15 day SUSARs to Covance, DDSSA expects to receive these no later than calendar day 5 and 12, respectively.

Notify Regulatory Authorities and Ethical Bodies of Suspected Unexpected Serious Adverse Reactions

•	For the purposes of this costing, Covance has assumed one SUSAR is expected.

•	In the event a SUSAR surfaces and requires distribution, the following will apply

•	Covance will notify the central IRB of all SUSARs.

•	Covance assumes Galectin will notify the FDA of all applicable SUSARs in the US.

•	Covance assumes our SUSAR distribution to IRBs begins at the time of approval.

•	Where Covance’s Argus database is being assumed and utilized, Covance will supply the applicable forms for reporting SUSARs.

•	If Galectin is providing 7-day and 15-day SUSARs to Covance, DDSSA expects to receive these no later than calendar day 5 and 12, respectively.

•	Local IRBs will receive the notifications via the investigators.

•	Covance assumes that submissions to IRBs will be made in the preferred method of the recipient.

•	Covance assumes Galectin will be responsible for comparator safety reporting, if applicable, as well as any reporting related to concomitant medication usage, where applicable

Prepare and Submit Periodic Safety Reports/Development Safety Update Reports

•	Unit/contingency costs have been put forth for these summary reports.

•	Covance will provide line listings of all suspected adverse reactions (SARs) and SUSARs from the Covance Argus database, provide the safety analysis, prepare, and distribute.

•	Covance assumes that the safety report will be based on the clinical study data held in the Covance Argus database.

Additional Information

•

Covance recognizes that some countries worldwide may have special or evolving safety reporting requirements for SUSARs and periodic safety summary reports (development safety update report [DSUR], every six months, every three months, etc.) that have not been captured in this original budget. If these specifics surface during the study startup and/or maintenance periods and affect the number or frequency of submissions provided, it may require additional costs to be paid by Galectin. In this case, costs will be collated and presented as a change order.

•	Assumptions not explicitly stated are not to be implied as a Covance responsibility.

Laboratory Services Budget Assumptions

Bioanalytical

360 Estimated Serum Samples 36 Estimated ISR Samples 72 Estimated Reassay Samples (20% of original #) 468 Total Estimated Serum Samples	Urine testing will be Galectin’s responsibility through third party vendor.

General

•	Galectin will provide documentation and relevant historical data regarding previous development, validation, and/or general performance of the applicable method(s).

•	Galectin will provide critical reagents. Covance will provide commercially available reagents which are reasonable and customary. Other costs will be passed on to the Galectin.

•

The cost of kits, plates, CDs, and/or matrix is not included. If included, it is only an estimate. If additional kits, plates, CDs, and/or matrix are required, the need to assign costs for these will be discussed with the Galectin prior to incurring the charges.

•	Plate utilization efficiency may have a cost impact for all kit and non-kit assays.

•	Labeling of study specific reagents can be performed [*].

Bioanalytical

•

It is assumed that sample and reagent stability can be proven for the duration of the project or at least >1 year. Fees may apply if additional qualifications are required due to instability of samples or reagents.

•

Any Galectin-requested work adding to, or deviating from, a protocol and/or sample analysis outline will be costed separately (e.g., unplanned development, additional troubleshooting, or decisions that alter the direction or scope of a study, including unexpected changes in sample number, receipt rate, or urgency of analysis may have a cost impact).

•

Prices include archival of all raw data, documentation, protocol, and final report for the studies (except for the biological samples) for one (1) inspection cycle from the date of the final report. The archival period can be extended if required, at an additional charge. At the end of this time period, the Covance archives staff will contact the Galectin to determine disposition of those archived materials.

Method Development

•

The number of days quoted is only an estimate, and we will only bill for the days used. If additional days are needed, we will request separate authorization before proceeding. Covance will make all efforts to design and execute method development activities to limit the cost for the Galectin when additional matrices and species are requested. The additional time quoted is to allow us to resolve potential issues so we can develop a compliant, robust method for the additional species/matrix. No guarantees or warranties are implied as to when or if the development will be successfully completed. Should the development not be progressing effectively in the reasonable opinion of either party, then either party may terminate the development without any further obligation occurring.

•	QA will not be involved during Method Development phase.

•	Results for these studies are provided by email. If a development/transfer report is required, this can be done at an additional fee.

Method Validation

•	Method Validation will be conducted per regulatory requirements and QA audits will be performed per Covance procedures.

•

Full validation will be in compliance with Covance SOPs and includes one long-term stability assessment between 2 and 4 weeks, at two temperatures. Any additional long-term stability evaluations will be charged per time point per temperature. A validation report addendum fee may apply.

•

An assay specific protocol will be drafted in conjunction with the Galectin to meet your needs once work is awarded. If additional work is required beyond the scope included in the quote, then this will be charged per additional day.

•	Additional specificity investigations may be required to assess the potential for co administered drugs to interfere with the assay. Additional fees will apply if this testing is required.

•	Whole blood stability evaluation can be performed at an additional charge.

•	Assays required to be validated to CLIA standards will incur additional charges.

•

The price includes electronic and paper versions, if applicable, of the report (one draft and final), which will be written using a Covance report template. Galectin-specific report templates, provided by the Galectin, may also be used at an additional cost per report. Final bioanalytical reports will be provided as an electronic copy of the signed final report in fully text searchable Portable Document Format.

Sample Analysis

•	Sample Analysis will be conducted per regulatory requirements and QA audits will be performed per Covance procedures.

•	Samples are analyzed in duplicate at a single dilution (PK/TK/Biomarkers, ADA-Screen and Confirmatory only).

•	The number of samples is approximate. We will charge for the actual number of samples assayed or a minimum batch fee, as applicable.

Bioanalytical

•

It is assumed that assays will be maintained in active status, meaning that assays will be performed at least once each 6 months as part of normal sample testing or execution of long-term stability (LTS) time points. If methods will not be run as part of normal sample testing or LTS, it is our recommendation that Galectin authorizes a maintenance run (at an additional fee) in order to keep the method in active status. If Galectin declines to perform a maintenance run and the method moves to an inactive status, additional charges may be applied to resurrect the method back to active status, such as any qualifications of new reagents, lots of calibrators, or QCs.

•

All reassays, due to the Test Article’s concentration falling above the dynamic range of the standard curve or Galectin requested repeats, will be charged at the agreed per sample price or as a minimum batch fee shown above, whichever is greater. Unless otherwise requested, reassays will be batched with future shipments/analysis when possible to avoid inefficiencies; if requested to perform repeat analysis, fees stated above will apply.

•	Assays required to bridge between different lots of Compound are not included and will incur additional charges.

•

Incurred Sample Reproducibility (ISR): The Crystal City Whitepaper (Quantitative Bioanalytical Methods Validation and Implementation: Best Practices for Chromatographic and Ligand Binding Assays, BMV Whitepaper, May 2006 Crystal City Meeting) recommends an evaluation of incurred sample reproducibility for clinical studies and each species used for GLP toxicology studies. During the preparation of the study protocol or sample analysis outline, it will be necessary to discuss the most suitable approach to the repeat analysis of incurred samples.

•

The number of ISR samples is an estimate for your budgetary purposes only. Our standard approach for ISR is [*] or at least [*] and [*] up to [*]. Any analysis of incurred samples for reproducibility experiments will be subject to the above per assay charge.

•	Minimum Project Fee and Minimum Batch Fee:

If the analysis study contains less than [*], a study setup fee [*], a study report fee [*] and an analysis fee of the number of samples at the per sample price or minimum batch fee, whichever is applicable (per method) will be applied for TK/PK/ADA screening sample analysis. In addition, a [*] minimum fee for confirmatory and titer samples will be included if the total number of samples from the study is [*] or the study is terminated with fewer than [*] samples being analyzed prior to completion.

If we are requested to analyze and provide interim data for the sample size less than what is indicated below, a minimum batch fee could be applied:

Type of Assay	Minimum Batch Size	Minimum Batch Fee
[*]

•

Samples will be stored free of charge for [*] following submission of first draft report and/or final data delivery, whichever comes later. Covance reserves the right to charge for the handling, tracking, and storage of any samples received which are ultimately not required by the Galectin to be analyzed as part of the services or samples stored beyond the complimentary storage period. These samples will immediately incur monthly storage charges of [*] for standard samples or [*] for radioactive and tissue samples. All studies are subject to a minimum monthly storage charge of [*]. In the event the Galectin is unresponsive in providing final disposition instructions, Covance will charge the Galectin for additional storage of samples in [*]. If storage fees are unpaid for [*] from receipt of the first invoice, samples may be disposed of without Galectin approval. Samples may be shipped to you at an additional cost.

•

The price includes electronic and paper versions, if applicable, of the report (one draft and final), which will be written using a Covance report template. Galectin-specific report templates, provided by the Galectin, may also be used at an additional cost per report. Final bioanalytical reports will be provided as an electronic copy of the signed final report in fully text searchable Portable Document Format.

Budget Exclusions

Budget Exclusions

•	IB production.

•	Annual updates to IB after completion of the study.

•	Preparation of protocol amendments.

•	Submission of protocol amendments to the IRB.

•	Purchasing of all study drugs.

•	Independent medical monitoring (external to Covance medical monitoring).

ANNEX 2 – BUDGET

Estimated Budget Summary [*]

Direct Fees	Cost (USD)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Direct Fees Subtotal	942,315

Estimated Pass Through Fees
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Grand Total Value

Total[*]	2,039,057

[*]

The pricing for the Work Order shall be deemed to be a [*] Work Order, which means a [*] set of Services as detailed in the Study-Specific Assumptions and delivered in accordance with the [*] outlined in this Annex.

ANNEX 3 – PAYMENT SCHEDULE

Milestone	Percentage		Payment Amount
[*]	[	*]	[*]
[*]	[	*]	[*]
[*]	[	*]	[*]
[*]	[	*]	[*]
[*]	[	*]	[*]
[*]	[	*]	[*]
[*]	[	*]	[*]
[*]	[	*]	[*]
[*]	[	*]	[*]
[*]	[	*]	[*]
[*]	[	*]	[*]
[*]	[	*]	[*]

Grand Total			$2,039,057.00